Exhibit 3.1

CERTIFICATE OF AMENDMENT

to the

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

PICARD MEDICAL, INC.

July 21, 2026

PICARD MEDICAL, INC. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.

The name of the Company is Picard Medical, Inc. The Certificate of Incorporation of the Company was originally filed with the Secretary of State of the State of Delaware on April 8, 2021, under the name Picard Systems, Inc. On August 28, 2025, the Company filed a Second Amended and Restated Certificate of Incorporation (as amended and restated, the “Certificate of Incorporation”), which was amended by that Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation, dated as of March 10, 2026, filed with the Delaware Secretary of State on March 24, 2026.

2.	Section 1 of Article IV of the Certificate of Incorporation is hereby amended by adding the following paragraph to the end of such section:

“Effective at 5:00 p.m. Eastern Daylight Time on July 31, 2026 (the “Effective Time”), each 50 shares of Common Stock then issued and outstanding, or held in treasury of the Corporation, immediately prior to the Effective Time shall automatically be reclassified and converted into one (1) share of Common Stock, without any further action by the Corporation or the respective holders of such shares (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. A holder of Common Stock who would otherwise be entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split will receive one whole share of Common Stock in lieu of such fractional share.”

3. This Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Company.

4. This Certificate of Amendment shall become effective upon filing with the Secretary of State of the State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the date first written above.

PICARD MEDICAL, INC.

By:	/s/ Richard Fang
Name: Richard Fang Title: Interim Chief Executive Officer